Release:    Immediate    December 23, 2016

CP appoints Gordon Trafton to its Board of Directors

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that Gordon Trafton has been appointed to its Board of Directors effective January 1, 2017.
“Gordon brings a wealth of experience and expertise to the board,” said Andrew F. Reardon, Chairman of the Board. “His knowledge of the railroading industry and his familiarity with our leadership team positions CP well for the future. We look forward to working closely with him as we continue our journey to railroading excellence.”

In 2010, Mr. Trafton retired from his position of Special Advisor to the Canadian National (CN) leadership team. From 2003 to 2009, he successively served as CN’s Senior Vice President Strategic Acquisitions and Integration and as Senior Vice President Southern Region. Before joining CN, he held a number of leadership positions with Illinois Central Railroad and Burlington Northern Railroad.

Mr. Trafton holds a Bachelor of Science, Transportation Management from the Leeds School of Business at the University of Colorado Boulder and now serves as Chairman of the Leeds School of Business Board of Alumni and Friends, and as a board member for the nonprofit City Year in Denver. Over the past six years, he has served on three additional nonprofit education boards.
“Hunter and Keith have always been committed to railroading excellence and I look forward to working closely with them once again,” said Trafton. “It is with great pride that I join this iconic Canadian company and I stand ready to contribute to the next chapter of this incredible transformation.”
About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca

Investment Community
Maeghan Albiston
Tel: 403-319-3591
investor@cpr.ca